EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 27, 2009, relating to the financial statements of Illinois Tool Works Inc. and Subsidiaries, and the effectiveness of Illinois Tool Works Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Illinois Tool Works Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Chicago, IL
June 15, 2009